Exhibit 99.1


                   [First Midwest Financial, Inc. Letterhead]



                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117



          FIRST MIDWEST FINANCIAL, INC. REPORTS THIRD QUARTER EARNINGS


(Storm Lake, Iowa - July 18, 2003) First Midwest reports net income of $892,000, or $.36 per diluted share, for the third quarter ended June 30, 2003. This reflects a 68.9 percent increase compared to the same period last year when net income was $528,000 or $.21 per diluted share. Net income for the first nine months of the 2003 fiscal year totaled $2,652,000 or $1.06 per diluted share compared to $1,413,000 or $.57 per diluted share during the same period last year.

Net interest income for the first nine months of the 2003 fiscal year increased $2,126,000, or 21.5 percent, compared to the same period last year. The increase reflects the Company's 33 percent growth in checking and money market accounts during the current fiscal year and a higher percentage of originated commercial loans. During the first nine months of the 2003 fiscal year, total deposit balances grew $77.1 million to $432.9 million.

The Company opened its fourth Des Moines bank in November 2002. In addition, the Company is expanding and centralizing its mortgage loan operations. Startup costs associated with this expansion and the new Des Moines office contributed to an increase in noninterest expense for the first nine months of the current fiscal year compared to the same period last year.

Shareholders of record on June 13, 2003, received a quarterly cash dividend of 13 cents per share. This dividend was paid on July 1, 2003. The company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At June 30, 2003, assets of First Midwest totaled $775 million, up 27.5 percent or $167 million from 2002 fiscal year end. Shareholders' equity totaled $44.5 million, or $17.83 per common share outstanding. First Midwest is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. All three companies had capital ratios well in excess of regulatory requirements at June 30, 2003.

During this quarter, First Midwest shares traded between $16.21 and $19.25. The stock of First Midwest Financial, Inc. trades on the Nasdaq National Market under the symbol "CASH".







Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

                              Financial Highlights

                  Consolidated Statement of Financial Condition
(In Thousands)
Assets                                                    June 30, 2003    Sept. 30, 2002
     Cash and Cash Equivalents                               $ 14,755         $  7,376
     Investments & Mortgage-backed Securities                 366,904          218,247
     Loans, net                                               347,163          343,192
     Other Assets                                              46,054           38,833
                                                             --------         --------
          Total Assets                                       $774,876         $607,648
                                                             ========         ========

Liabilities
     Deposits                                                $432,928         $355,779
     Borrowed Money                                           295,770          205,267
     Other Liabilities                                          1,708            2,014
                                                             --------         --------
          Total Liabilities                                  $730,406         $563,060
                                                             --------         --------

Shareholders' Equity                                         $ 44,470         $ 44,588
                                                             --------         --------
          Total Liabilities and Shareholders' Equity         $774,876         $607,648
                                                             ========         ========

                        Consolidated Statements of Income
                                             For the 3 Months Ended         For the 9 Months Ended
                                                     June 30:                       June 30:

(In Thousands except per share data)           2003            2002           2003            2002
Interest Income                              $ 8,773         $ 8,905         $26,728         $26,529
Interest Expense                               4,842           5,294          14,724          16,651
                                             -------         -------         -------         -------
Net Interest Income                            3,931           3,611          12,004           9,878
     Provision for Loan Losses                    67             280             350             715
                                             -------         -------         -------         -------
Net Interest Income After
     Provision for Loan Losses                 3,864           3,331          11,654           9,163
Other Income/(Loss)                              874             581           2,779           2,000
Other Expenses                                 3,399           3,184          10,479           9,146
                                             -------         -------         -------         -------
Income Before Income Tax                       1,339             728           3,954           2,017
     Income Tax Expense                          447             200           1,302             604
                                             -------         -------         -------         -------
Net Income                                   $   892         $   528         $ 2,652         $ 1,413
                                             =======         =======         =======         =======

Earnings Per Common Share (Basic):           $  0.36         $  0.22         $  1.07         $  0.58
Earnings Per Common Share (Diluted):         $  0.36         $  0.21         $  1.06         $  0.57

                         Selected Financial Information

For the 9 Months Ended June 30,                                         2003                  2002
     Return on Average Assets                                             0.50%                  0.34%
     Return on Average Equity                                             7.84%                  4.36%
     Average Shares Outstanding for Diluted Earnings per Share       2,500,175              2,485,063

At Period Ended:                                                     June 30, 2003        Sept. 30, 2002
     Equity to Total Assets                                               5.74%                  7.34%
     Book Value per Common Share Outstanding                        $    17.83             $    18.06
     Tangible Book Value per Common Share Outstanding               $    16.47             $    16.68
     Common Shares Outstanding                                       2,493,949              2,468,804
     Non-Performing Assets to Total Assets                                0.39%                  0.63%

    First Midwest Financial, Inc. \ First Federal Building \ Fifth at Erie \
                     P.O. Box 1307 \ Storm Lake, Iowa 50588